EXHIBIT 10.45

                            MUTUAL RELEASE AGREEMENT


This Mutual Release Agreement (the "Agreement") dated as of July 30, 2004 by and between Financial Industries Corporation, a Texas company (the "Company"), and Eugene E. Payne ("Payne"), a resident of Texas.

Whereas, the Company and Payne are parties to an employment agreement dated as of November 4, 2002 (the "Employment Agreement"); and

Whereas, the Company and Payne previously entered into an amendment to the Employment Agreement, dated as of October 9, 2003 ("Amendment No. 1"), whereby the Employment Period (as defined in the Employment Agreement, as amended) of Payne ended on February 20, 2004 or such earlier date as established by the Company; and

Whereas, the Company has notified Payne that the Employment Period ended as of January 7, 2004; and

Whereas, in connection with the end of the Employment Period, Amendment No. 1 provides that the Company will make a severance payment to Payne (the "Severance Payment"); and

Whereas, the Employment Agreement provides that, following the end of the Employment Period, the parties will execute a mutual release with respect to matters arising out of the Employment Agreement and Payne's employment with the Company; and

Whereas, the Company has asserted certain claims against Payne arising out of matters which took place during the term of the Employment Agreement; and

Whereas, Payne has asserted claims against the Company pertaining to (i) his eligibility to receive fees as a director of the Company with respect to the period after January 7, 2004 and (ii) interest on the Severance Payment; and

Whereas, the Company has, following the end of the Employment Period, offered to pay to Payne the sum of $262,500, representing (i) the amount of the Severance Payment less claims in the amount of $97,500 which have been asserted by the Company as offsets to the Severance Payment, (ii) to provide to Payne a Partial Mutual Release, and (iii) to arbitrate Payne's entitlement to the balance of the Severance Payment; and

Whereas, the Company and Payne have continued discussions and negotiations with respect to a mutually acceptable compromise settlement; and

Whereas, the Company and Payne desire to compromise and settle the disputes and controversies between them; and



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Whereas,  Payne and the  Company  intend that the full terms and  conditions  of their mutual release be set forth in this Agreement.

Now Therefore, in consideration of the recitals, covenants, releases, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Payne and the Company agree as follows:

1. Representations and Warranties. Payne hereby represents and warrants to the Company that he is not a party to, nor has any knowledge of,

     (a) any employment or severance agreements dated on or after November 4, 2002, involving any employee of the Company, other than (i) agreements which have been submitted to, and approved by the Board of Directors of the Company, (ii) the letter agreement dated as of May 14, 2003, between Payne and Robert Bender, (iii) the letter agreement dated March 21, 2003, between Payne and John Welliver (iv) the severance agreement dated as of December 2, 2002 between the Company and Walter Reed, (v) the severance agreements provided to employees located in the Seattle office of the Company, in connection with the closing of that office; (vi) the severance agreement offered to Sheryl Kinlaw; and (vii) employment or severance agreements approved by or known to the Company's Office of Human Resources, Legal Department, or other appropriate Company business office, provided that such Company office or Legal Department received or generated written notification or documentation of the existence of the agreement; or

     (b) any significant contract, agreement or commitment, written or oral dated on or after November 4, 2002, made by Payne with any consultant, vendor or other third party, other than those contracts, agreements or commitments which were (i) processed using guidelines in accordance with the procedures set forth in FIC Operating Policy No. 6.05 (eff. January 22, 2002, and October 16, 2003), copies of which are attached hereto and made a part hereof; or (ii) approved by or known to the Company's Legal Department, Office of Human Resources, or other appropriate Company business office, provided that such Company office or Legal Department received or generated written notification or documentation of the existence of the agreement.

     (c) The Company reserves the right to seek reimbursement for any agreement within the scope of paragraph 1(a) or any contract, agreement, or commitment within the scope of paragraph 1(b), for which agreement, contract, or commitment, the Company received inadequate consideration or benefit and that was not made with reasonable business judgment.



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     (d)  The Company represents and warrants that none of its current Directors or Officers have knowledge of any employment or severance agreement or contract, agreement, or commitment with any consultant, vendor or third party for which it would have the right to seek reimbursement under this Agreement.

     (e) Payne represents and warrants that he has no knowledge of any specific agreement within the scope of para. (1)(a)(vii), and after careful thought and review of all relevant documents in his possession, that he has no recollection of any contract, agreement or commitment within the scope of para. 1(b). If any is found to exist, the Company may not seek reimbursement from Payne if his current lack of recollection is reasonable under all the circumstances.

     (f) These representations neither increase nor decrease the standards of accountability or liability defined in Payne's Employment Agreement.

2. Severance Payment. Within five business days following the execution of this Agreement, the Company will pay to Payne the amount of $340,000, less applicable deductions for federal income taxes and other related payroll taxes plus interest at 6% (six per cent) per annum from June 11,' 2004, if this Agreement is not signed by all parties by June 23, 2004. Payne acknowledges that said payment is in full satisfaction of the amount otherwise payable to him under the provisions of Amendment No. 1 to the Employment Agreement.

3.   Matters Released.

     A. Except for claims based upon acts committed after the date of this Agreement, Payne releases, waives, and forever discharges the Company, its Affiliates, and their respective subsidiaries, affiliates, employees, officers, shareholders, members, partners, directors, agents, attorneys, predecessors, successors and assigns, from and against any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages and obligations of every kind and nature in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, including but not limited to any and all such claims and demands directly or indirectly arising out of or in any way connected with Payne's employment with and services as a director of the Company and its Affiliates; claims or demands related to compensation or other amounts under any compensatory arrangement, stock, stock options, or any other ownership interests in the Company or any Affiliate, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation or equity; claims pursuant to any federal, state, local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the



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          federal  Americans with  Disabilities Act of 1990; tort law,  contract law; wrongful discharge, discrimination; defamation; harassment; or emotional distress; provided, however, that Payne's waiver and release will not relieve the Company from (a) any of the obligations under the second sentence of Section 6.4 of the Employment Agreement, and (b) any of its rights with respect to obligations of Payne under Article VII of the Employment Agreement, to the extent such obligations are to be performed after the end of the Employment Period (as that term is defined in the Employment Agreement); and

     B. Except for claims based upon acts committed after the date of this Agreement, the Company releases, waives, and forever discharges Payne and his executors, administrators, successors and assigns, from and against any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages and obligations of every kind and nature in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, including but not limited to any and all such claims and demands directly or indirectly arising out of or in any way connected with Payne's employment with or service as a director of the Company and its Affiliates (collectively, "Claims"); provided, however, that:

          (i) Company's waiver and release does not relieve Payne from any of the obligations under Article VII of the Employment Agreement, to the extent such obligations are to be performed after the end of the Employment Period (as that term is defined in the Employment Agreement); and

          (ii) Company's waiver and release does not extend to any and all Claims arising out of a,breach by Payne of the representations and warranties set forth in paragraph 1 of this Agreement.

4.   Other Matters:

     Upon receipt of the severance payment referred to in para. 2 above, Payne shall tender his resignation to the Company from his position on the Board of Directors of the Company.

5.   Governing Law.

     The validity, construction, interpretation, and administration of this Mutual Release Agreement will be controlled and governed by the substantive laws of the State of Texas and is to be performed in Austin, Travis County, Texas.



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6.   Entire Agreement.

     This Agreement constitutes the entire agreement, covenant and consideration between the parties with respect to the matters set forth herein. Neither party relies upon any other consideration, covenant, promise or agreement not contained in this document for the covenants made in this document.


EXECUTED this 30th day of July, 2004



By:   /s/  Eugene E. Payne
______________________________________
Eugene E. Payne




Financial Industries Corporation

By:    /s/ Theodore A. Fleron
    __________________________________
    Title: Vice President & Secretary



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